 Exhibit 6.6

PROMISSORY NOTE

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND LAWS.

Promissory Note

$350,000.00	August 11, 2020

FOR VALUE RECEIVED, the undersigned, GoooGreen, Inc., a Nevada Corporation with offices at 3160 NW 1st Ave Pompano Beach, FL 33064 (“the “Debtor”), promises to pay to the order of Clickstream Corporation, a Nevada Corporation with offices at 1801 Century Park East Suite 1201 Los Angeles, CA 90067 (“the Creditor”) the sum of $350,000

1. Loan Agreement. This Promissory Note (this “Promissory Note”) is issued pursuant to that certain Loan Agreement, dated as of August 11, 2020, by and among the Debtor and the Creditor and the Creditor is entitled to the benefits of this Promissory Note and the Loan Agreement and may enforce the agreements of the Debtor contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto. Capitalized terms used but not defined herein shall have the meanings given such terms as set forth in the Loan Agreement.

2. Advances. On or about the date hereof, the Creditor shall advance a loan in the principal amount set forth above in accordance with the terms of the Loan Agreement.

3. Interest Rate; Payment.

(a) The Debtor promises to pay interest on the principal amount of this Promissory Note at a rate equal to 10% per annum.

(b) The Debtor shall pay the principal and all accrued but unpaid interest on this Promissory Note in accordance with the terms of the Loan Agreement.

4. Application of Payment. All payments made pursuant to this Promissory Note shall first be applied to the unpaid interest accrued under this Promissory Note and then to the repayment of outstanding principal.

5. Amendment. Amendments and modifications of this Promissory Note may be made only in the manner provided in the Loan Agreement.

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6. Suits for Enforcement.

(a) Upon the occurrence of Default, the Creditor may proceed to protect and enforce its rights by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Promissory Note or any other Loan Document, or in aid of the exercise of any power granted in this Promissory Note or any Loan Document, or may proceed to enforce the payment of this Promissory Note, or to enforce any other legal or equitable right of the Creditor of this Promissory Note.

(b) The Creditor may direct the time, method and place of conducting any proceeding for any remedy available to it.

(c) In case of any default under this Promissory Note, the Debtor will pay to the Creditor such amount as shall be sufficient to cover the costs and expenses of such the Creditor due to such default, including attorney’s fees pursuant to the Loan Agreement.

7. Remedies Cumulative. No remedy herein conferred upon the Creditor is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. To the extent permitted by applicable law, the Debtor waives presentment for payment, demand, protest, and notice of dishonor.

8. Remedies Not Waived. No course of dealing between the Debtor and the Creditor or any delay on the part of the Creditor in exercising any rights hereunder shall operate as a waiver of any right.

9. Maximum Lawful Rate. It is the intent of the Debtor and the Creditor to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contracted for, charged, or received under this Promissory Note and the other Loan Documents exceed the highest lawful interest rate permitted under applicable law (the “Maximum Lawful Rate”).

10. Creditor; Transfer. The term “Creditor” as used herein shall also include any transferee of this Promissory Note. Each transferee of this Promissory Note acknowledges that this Promissory Note has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from the requirements thereof.

11. Replacement of Promissory Note. Upon receipt by the Debtor of an affidavit of an authorized representative of the Creditor stating the circumstances of the loss, theft, destruction or mutilation of this Promissory Note (and in the case of any such mutilation, upon surrender and cancellation of such Promissory Note), the Debtor, at its expense, will promptly execute and deliver, in lieu thereof, a new Promissory Note of like tenor. If required by the Debtor, such Creditor shall provide indemnity sufficient in the reasonable judgment of the Debtor to protect the Debtor from any loss which it may suffer if a lost, stolen, or destroyed Promissory Note is replaced.

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12. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises, and agreements in this Promissory Note contained by or on behalf of the Debtor shall bind its successors and assigns, whether so expressed or not.

13. Notices. All notices, demands, and other communications provided for or permitted hereunder shall be delivered in accordance with the Loan Agreement.

14. Payments. All payments of principal of and interest on this Promissory Note shall be paid in United States Dollars by wire transfer of immediately available funds to an account designated by the Creditor.

15. Governing Law. THIS PROMISSORY NOTE SHALL BE GOVERNED BY, CONSTRUED 1N ACCORDANCE WITH, AND ENFORCED UNDER THE LAWS OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

16. Waiver of Jury Trial. NEITHER DEBTOR, NOR, BY ACCEPTANCE HEREOF, CREDITOR, NOR ANY ASSIGNEE, SUCCESSOR, HEIR NOR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL 1N ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS PROMISSORY NOTE OR THE DEALINGS DESCRIBED HEREIN OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAlVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

17. Severability. If any one or more of the provisions contained in this Promissory Note, or the application thereof in any circumstance, is held invalid , illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

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18. Headings. The headings in this Promissory Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the Debtor has executed this Promissory Note as of the date first written above.

DEBTOR:

GoooGreen, Inc.

By:
Thomas Terwilliger, CFO

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